Exhibit 99.05
Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended June			Year-to-Date June
	2013	2012	Change	2013	2012	Change
Income Account-
Retail Revenues-
Fuel	$1,257	$1,230	$27	$2,395	$2,265	$130
Non-Fuel	2,363	2,367	(4)	4,523	4,424	99
Wholesale Revenues	454	415	39	886	764	122
Other Electric Revenues	156	154	2	311	302	9
Non-regulated Operating Revenues	16	15	1	28	30	(2)
Total Revenues	4,246	4,181	65	8,143	7,785	358
Fuel and Purchased Power	1,501	1,440	61	2,858	2,645	213
Non-fuel O & M	947	944	3	1,921	1,911	10
MC Asset Recovery Insurance Settlement	—	(19)	19	—	(19)	19
Depreciation and Amortization	476	445	31	942	886	56
Taxes Other Than Income Taxes	232	228	4	467	453	14
Estimated Loss on Kemper IGCC	450	—	450	990	—	990
Total Operating Expenses	3,606	3,038	568	7,178	5,876	1,302
Operating Income	640	1,143	(503)	965	1,909	(944)
Allowance for Equity Funds Used During Construction	45	32	13	86	63	23
Leveraged Lease Income (Loss)	5	5	—	(16)	11	(27)
Interest Expense, Net of Amounts Capitalized	215	220	(5)	426	431	(5)
Other Income (Expense), net	(4)	8	(12)	(10)	—	(10)
Income Taxes	158	329	(171)	189	529	(340)
Net Income	313	639	(326)	410	1,023	(613)
Dividends on Preferred and Preference Stock of Subsidiaries	16	16	—	32	32	—
NET INCOME AFTER DIVIDENDS ON PREFERRED AND PREFERENCE STOCK	$297	$623	$(326)	$378	$991	$(613)

Notes
- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.